Exhibit 99.1
KIMBERLY-CLARK ANNOUNCES YEAR-END 2021 RESULTS AND 2022 OUTLOOK
DALLAS, January 26, 2022 - Kimberly-Clark Corporation (NYSE: KMB) today reported year-end 2021 results and provided its 2022 outlook.
Executive Summary
•Fourth quarter 2021 net sales of $5.0 billion increased 3 percent compared to the year-ago period, including organic sales growth of 3 percent. Full-year 2021 net sales of $19.4 billion increased 2 percent, with organic sales down 1 percent.
•Diluted net income per share for the fourth quarter was $1.06 in 2021 and $1.58 in 2020. Full-year diluted net income per share was $5.35 in 2021 and $6.87 in 2020.
•Fourth quarter adjusted earnings per share were $1.30 in 2021, down 23 percent compared to $1.69 in 2020. Adjusted earnings per share exclude certain items described later in this news release.
•Full-year adjusted earnings per share were $6.18 in 2021, down 20 percent compared to $7.74 in 2020. The company’s previous guidance was for adjusted earnings per share of $6.05 to $6.25.
•Net sales in 2022 are expected to increase 1 to 2 percent, including organic sales growth of 3 to 4 percent. Diluted net income per share for 2022 is anticipated to be $5.60 to $6.00.
•The company’s Board of Directors has approved a 1.8 percent increase in the quarterly dividend, which is the 50th consecutive annual increase in the dividend.
Chairman and Chief Executive Officer Mike Hsu said, “Our teams have been executing well in this challenging macro and operating environment, maintaining cost discipline, balancing pricing initiatives, taking care of our customers, and continuing to build our brands and grow share. We were especially pleased with our topline growth in personal care and D&E over the year.”
Hsu continued, “Looking ahead, we will continue to invest in innovation, supporting our brands, and accelerating topline growth. While we expect inflation and supply-chain disruption to persist into 2022, we are committed to recovering margins to pre-pandemic levels over time, and we are optimistic about gradual improvement later in the year.
We remain confident in the potential of our categories in the near and long-term, and in our ability to create meaningful shareholder value while we work to achieve our purpose of better care for a better world. I am grateful for the incredible dedication of our talented teams in 2021, and we are committed to doing all we can to ensure a safe, healthy, and rewarding work environment in the year ahead.”
Fourth Quarter 2021 Operating Results
Sales of $5.0 billion in the fourth quarter of 2021 increased 3 percent versus the prior year. Organic sales increased 3 percent as net selling prices rose 2 percent and product mix increased sales 1 percent. In North America, organic sales were even with year-ago in consumer products and increased 2 percent in K-C

Professional. Outside North America, organic sales rose 8 percent in developing and emerging (D&E) markets and 2 percent in developed markets.
Fourth quarter operating profit was $521 million in 2021 and $749 million in 2020. Results in both periods include charges related to the 2018 Global Restructuring Program. Results in 2020 also include Softex Indonesia acquisition-related costs and a benefit from the resolution of a business tax matter in Brazil.
Fourth quarter adjusted operating profit was $611 million in 2021 and $767 million in 2020. Results were impacted by $530 million of higher input costs, driven by pulp and polymer-based materials, distribution and energy costs. Results benefited from organic sales growth, $115 million of cost savings from the company’s FORCE (Focused On Reducing Costs Everywhere) program, $35 million of cost savings from the 2018 Global Restructuring Program, lower other manufacturing costs and reduced marketing, research and general expense. Foreign currency transaction effects also positively impacted the comparison.
The fourth quarter effective tax rate was 20.9 percent in 2021 and 24.6 percent in 2020. The fourth quarter adjusted effective tax rate was 21.9 percent in 2021 and 22.2 percent in 2020. Kimberly-Clark’s share of net income of equity companies in the fourth quarter was $10 million in 2021 and $38 million in 2020. Results were negatively impacted by input cost inflation and 2018 Global Restructuring Program charges.
Cash Flow and Balance Sheet
Cash provided by operations in the fourth quarter was $1,062 million in 2021 and $887 million in 2020. Full-year cash provided by operations was $2,730 million in 2021 compared to a record $3,729 million in 2020. The full-year comparison was impacted by lower earnings and less cash provided by working capital. Capital spending for the fourth quarter was $273 million in 2021 and $323 million in 2020. Full-year spending was $1,007 in 2021 and $1,217 in 2020.
Fourth quarter 2021 share repurchases were 0.1 million shares at a cost of $7 million, bringing full-year repurchases to 3.0 million shares at a cost of $400 million. Total debt was $8.6 billion at the end of 2021 and $8.4 billion at the end of 2020.
Fourth Quarter 2021 Business Segment Results
Personal Care Segment
Fourth quarter sales of $2.6 billion increased 12 percent. Volumes grew 5 percent, net selling prices increased 4 percent and product mix improved 2 points. The net impact of the Softex Indonesia acquisition and exited businesses in conjunction with the 2018 Global Restructuring Program increased sales approximately 1 percent. Fourth quarter operating profit of $425 million increased 6 percent. Results benefited from organic sales growth, cost savings, lower other manufacturing costs and reduced marketing, research and general spending. The comparison was negatively impacted by input cost inflation.
Sales in North America increased 12 percent. Volumes rose 7 percent, net selling prices increased sales 5 percent and product mix improved 1 point. Exited business related to the 2018 Global Restructuring program reduced sales 1 percent.

Sales in D&E markets increased 14 percent. The Softex Indonesia acquisition increased sales by approximately 4 percent. Net selling prices increased sales 4 percent, volumes grew 3 percent and product mix increased sales 3 percent. Organic sales increased high-single to low-double digits in all D&E regions.
Sales in developed markets outside North America (Australia, South Korea and Western/Central Europe) increased 5 percent including 4 points of volume growth. Net selling prices increased sales 2 percent and product mix improved approximately 1 percent while changes in foreign currency exchange rates decreased sales 1 percent.
Consumer Tissue Segment
Fourth quarter sales of $1.6 billion decreased 10 percent. The net impact of the Softex Indonesia acquisition and exited businesses in conjunction with the 2018 Global Restructuring Program decreased sales 1 percent. Volumes declined 7 percent and net selling prices decreased approximately 1 percent. The volume comparison reflects elevated shipments in North America in the year-ago period to support higher consumer and customer demand related to COVID-19. Fourth quarter operating profit of $201 million decreased 40 percent. The comparison was impacted by lower organic sales and higher input costs. Results benefited from cost savings and reduced marketing, research and general spending.
Sales in North America decreased 14 percent. Volumes fell 10 percent in the quarter. Net selling prices declined 4 percent as 2021 pricing actions were more than offset with lower promotion expense in the base period.
Sales in D&E markets increased 3 percent. Net selling prices rose 4 percent, product mix improved 1 percent while volumes were down 3 percent. The Softex Indonesia acquisition increased sales 1 percent.
Sales in developed markets outside North America decreased 6 percent. Exited businesses related to the 2018 Global Restructuring program reduced sales approximately 5 percent while changes in foreign currency exchange rates decreased sales 1 percent. Volumes were down 2 percent while net selling prices rose 1 percent.
K-C Professional (KCP) Segment
Fourth quarter sales of $0.8 billion increased 2 percent. Net selling prices rose 4 percent while volumes declined 2 points. Fourth quarter operating profit of $72 million decreased 31 percent. The comparison was impacted by higher input costs. Results benefited from organic sales growth, lower other manufacturing costs, cost savings, and reduced marketing, research and general spending.
Sales in North America increased 2 percent. Net selling prices rose 5 percent while volumes declined 3 percent. Sales were up double-digits in washroom products, driven by volume growth as the business continued to recover from pandemic lows.
Sales in D&E markets increased 5 percent versus a soft year-ago. Volumes rose approximately 6 percent, net selling prices increased slightly while changes in foreign currency exchange rates decreased sales 1 percent.
Sales in developed markets outside North America were down 1 percent. Net selling prices increased 5 percent while volumes decreased approximately 5 percent. Foreign currency exchange rates were unfavorable 1 percent.

Full Year 2021 Results
Sales of $19.4 billion increased 2 percent. Organic sales decreased 1 percent as volumes declined 4 percent while net selling prices increased 2 percent and product mix improved 1 percent. Changes in foreign currency exchange rates increased sales by 1 percent and the net impact of the Softex Indonesia acquisition and business exits in conjunction with the 2018 Global Restructuring Program increased sales approximately 1 percent.
Operating profit was $2,561 million in 2021 and $3,244 million in 2020. Results in both periods include charges related to the 2018 Global Restructuring Program. Results in 2020 also included Softex Indonesia acquisition-related costs and a benefit from the resolution of a business tax matter in Brazil.
Adjusted operating profit was $2,836 million in 2021 and $3,582 million in 2020. Results were impacted by lower sales volumes, $1,490 million of higher input costs and elevated other manufacturing costs. Results benefited from higher net selling prices, $410 million of FORCE savings, $140 million of cost savings from the 2018 Global Restructuring Program and reduced marketing, research and general spending.
Diluted net income per share was $5.35 in 2021 and $6.87 in 2020. Adjusted earnings per share of $6.18 decreased 20 percent compared to $7.74 in 2020. The decrease was driven by lower adjusted operating profit and lower net income from equity companies, partially offset by a lower share count and a lower adjusted effective tax rate.
2018 Global Restructuring Program
In January 2018, Kimberly-Clark initiated the 2018 Global Restructuring Program to reduce the company’s structural cost base and enhance the company’s flexibility to invest in its brands, growth initiatives and capabilities critical to delivering future growth. As part of the program, Kimberly-Clark exited or divested some low-margin businesses that represented about 1 percent of company net sales and sold or closed 11 facilities.
Charges for the restructuring program were completed at the end of 2021. Total cumulative costs were $2,175 million pre-tax ($1,635 million after tax) compared to the previous estimate for charges of $2,100 to $2,200 million pre-tax ($1,580 to $1,650 million after tax). The program generated annual pre-tax cost savings of $560 million, at the high end of the previous savings range.
2022 Outlook and Key Planning Assumptions
The company’s 2022 outlook assumes no significant additional impact from potential supply chain disruptions as a result of COVID-19. In addition, key planning and guidance assumptions are as follows:
•Net sales increase 1 to 2 percent.
•Organic sales increase 3 to 4 percent.
•Foreign currency exchange rates unfavorable approximately 2 percent.
•Operating profit down low to mid-single digits percent compared to adjusted operating profit in 2021.
•Key cost inputs expected to increase $750 to $900 million. Costs are projected to increase or remain elevated for most inputs including purchased raw materials as well as for distribution and energy.
•Foreign currency translation effects expected to reduce operating profit by 1 to 2 percent and transaction effects are also anticipated to negatively impact the comparison.
•Cost savings associated with FORCE program of $300 to $350 million.

•Marketing, research and general spending expected to be up year-on-year driven by general inflation, variable incentive expense and investments in the business.
•Nonoperating expense expected to increase somewhat compared to adjusted nonoperating expense in 2021.
•Interest expense expected to increase slightly.
•Effective tax rate of 22 to 24 percent.
•Net income from equity companies up somewhat year-on-year.
•Earnings per share of $5.60 to $6.00.
•Capital spending of $1,000 to $1,100 million.
•Dividend increase of 1.8 percent (approved by the Board of Directors and as mentioned previously in this release). The quarterly dividend will increase to $1.16 per share, up from $1.14 per share in 2021. The first dividend will be payable on April 4, 2022 to stockholders of record on March 4, 2022.
•Share repurchases of approximately $100 million.
Prepared Management Remarks and Live Question and Answer Webcast
At approximately 7:00 a.m. (CST) on January 26, 2022, the company will post management remarks (in PDF format) regarding its full-year 2021 results and 2022 outlook at www.kimberly-clark.com. At 9:00 a.m. (CST) on January 26, 2022, the company will host a live question and answer session with investors and analysts. Stockholders and others are invited to listen to the live broadcast or a playback, which will be accessible on the company’s website at www.kimberly-clark.com.
Non-GAAP Financial Measures
This news release and the accompanying tables include the following financial measures that have not been calculated in accordance with accounting principles generally accepted in the U.S., or GAAP, and are therefore referred to as non-GAAP financial measures:
•Adjusted earnings and earnings per share
•Adjusted gross and operating profit
•Adjusted effective tax rate
These non-GAAP financial measures exclude the following items for the relevant time periods as indicated in the accompanying non-GAAP reconciliations to the comparable GAAP financial measures:
•2018 Global Restructuring Program. Mentioned elsewhere in this release.
•Softex Indonesia acquisition-related costs. The company incurred costs to evaluate and execute the acquisition of Softex Indonesia in 2020.
•Brazil business tax credits. In the fourth quarter of 2020, we received a favorable legal ruling that resolved certain matters related to prior years’ business taxes in Brazil.
The company provides these non-GAAP financial measures as supplemental information to our GAAP financial measures. Management and the company's Board of Directors use adjusted earnings, adjusted earnings per share and adjusted gross and operating profit to (a) evaluate the company's historical and prospective financial performance and its performance relative to its competitors, (b) allocate resources and (c) measure the operational performance of the company's business units and their managers. Management also believes that the use of an adjusted effective tax rate provides improved insight into the tax effects of our ongoing business operations.
Additionally, the Management Development and Compensation Committee of the company's Board of Directors has used certain of the non-GAAP financial measures when setting and assessing achievement of incentive compensation goals. These goals are based, in part, on the company's adjusted earnings per share and improvement in the company's adjusted return on invested capital determined by excluding certain of the adjustments that are used in calculating these non-GAAP financial measures.
This news release includes information regarding organic sales growth, which describes the impact of changes in volume, net selling prices and product mix on net sales. Changes in foreign currency exchange rates, acquisitions and exited businesses also impact the year-over-year change in net sales.
About Kimberly-Clark
Kimberly-Clark (NYSE: KMB) and its trusted brands are an indispensable part of life for people in more than 175 countries. Fueled by ingenuity, creativity, and an understanding of people’s most essential needs, we create products that help individuals experience more of what’s important to them. Our portfolio of brands, including Huggies, Kleenex, Scott, Kotex, Cottonelle, Poise, Depend, Andrex, Pull-Ups, GoodNites, Intimus, Neve, Plenitud, Sweety, Softex, Viva and WypAll, hold No. 1 or No. 2 share positions in approximately 80 countries. We use sustainable practices that support a healthy planet, build strong communities, and ensure our business thrives for decades to come. To keep up with the latest news and to learn more about the company's nearly 150-year history of innovation, visit kimberly-clark.com.
Copies of Kimberly-Clark's Annual Report to Stockholders and its proxy statements and other SEC filings, including Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, are made available free of charge on the company's Web site on the same day they are filed with the SEC. To view these filings, visit the Investors section of the company's Web site.
As more fully described in Kimberly-Clark’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2021, the company continues to actively address the COVID-19 situation and its impact globally. The impact of COVID-19 and measures to prevent its spread are affecting our business in a number of ways. We have experienced increased volatility in demand for some of our products as consumers adapt to the evolving environment. We have also experienced incidents of supply chain disruption and increased currency and commodity volatility. We expect the ultimate significance of the impact on our financial and operational results will be dictated by the length of time that such circumstances continue, which will depend on the currently unknowable extent and duration of the COVID-19 pandemic and governmental and public actions taken in response. COVID-19 also makes it more challenging for management to estimate future business performance, particularly over the near term.
Certain matters contained in this news release concerning the outlook, anticipated financial and operating results, raw material, energy and other input costs, anticipated currency rates and exchange risks, including in Argentina, net income from equity companies, sources and uses of cash, the effective tax rate, the anticipated cost savings from the company’s FORCE program, growth initiatives, product innovations, contingencies and anticipated transactions of the company constitute forward-looking statements and are based upon management's expectations and beliefs concerning future events impacting the company. In addition, many factors outside our control, including pandemics (including the ongoing COVID-19 outbreak and the related responses of governments, consumers, customers, suppliers and employees), epidemics, the prices and availability of our raw materials, supply chain disruptions due to COVID-19, changes in customer preferences, severe weather conditions or government trade or similar regulatory actions, potential competitive pressures on selling prices for our products, energy costs, failure to realize the expected benefits or synergies from the Softex Indonesia acquisition, fluctuations in foreign currency exchange rates, our ability to maintain key customer relationships, as well as general economic and political conditions globally and in the markets in which we do business, could affect the realization of these estimates.
There can be no assurance that these future events will occur as anticipated or that the company's results will be as estimated. Forward-looking statements speak only as of the date they were made, and we undertake no obligation to publicly update them. For a description of certain factors that could cause the company's future results to differ from those expressed in any such forward-looking statements, see Item 1A entitled “Risk Factors” in the company’s Annual Report on Form 10-K for the year ended December 31, 2020.

KIMBERLY-CLARK CORPORATION
CONSOLIDATED INCOME STATEMENTS
(Millions, except per share amounts)

	Three Months Ended December 31
	2021	2020	Change
Net Sales	$4,965	$4,836	+3%
Cost of products sold	3,529	3,172	+11%
Gross Profit	1,436	1,664	-14%
Marketing, research and general expenses	911	996	-9%
Other (income) and expense, net	4	(81)	N.M.
Operating Profit	521	749	-30%
Nonoperating expense	(15)	(13)	+15%
Interest income	2	2	—
Interest expense	(64)	(64)	—
Income Before Income Taxes and Equity Interests	444	674	-34%
Provision for income taxes	(93)	(166)	-44%
Income Before Equity Interests	351	508	-31%
Share of net income of equity companies	10	38	-74%
Net Income	361	546	-34%
Net income attributable to noncontrolling interests	(4)	(7)	-43%
Net Income Attributable to Kimberly-Clark Corporation	$357	$539	-34%

Per Share Basis
Net Income Attributable to Kimberly-Clark Corporation
Basic	$1.06	$1.59	-33%
Diluted	$1.06	$1.58	-33%

Cash Dividends Declared	$1.14	$1.07	+7%

Common Shares Outstanding	December 31
	2021	2020
Outstanding shares as of	336.8	338.7
Average diluted shares for three months ended	338.2	341.1

N.M. - Not Meaningful
Unaudited

KIMBERLY-CLARK CORPORATION
CONSOLIDATED INCOME STATEMENTS
(Millions, except per share amounts)

	Twelve Months Ended December 31
	2021	2020	Change
Net Sales	$19,440	$19,140	+2%
Cost of products sold	13,452	12,318	+9%
Gross Profit	5,988	6,822	-12%
Marketing, research and general expenses	3,399	3,632	-6%
Other (income) and expense, net	28	(54)	N.M.
Operating Profit	2,561	3,244	-21%
Nonoperating expense	(86)	(70)	+23%
Interest income	6	8	-25%
Interest expense	(256)	(252)	+2%
Income Before Income Taxes and Equity Interests	2,225	2,930	-24%
Provision for income taxes	(479)	(676)	-29%
Income Before Equity Interests	1,746	2,254	-23%
Share of net income of equity companies	98	142	-31%
Net Income	1,844	2,396	-23%
Net income attributable to noncontrolling interests	(30)	(44)	-32%
Net Income Attributable to Kimberly-Clark Corporation	$1,814	$2,352	-23%

Per Share Basis
Net Income Attributable to Kimberly-Clark Corporation
Basic	$5.38	$6.90	-22%
Diluted	$5.35	$6.87	-22%

Cash Dividends Declared	$4.56	$4.28	+7%

Common Shares Outstanding	December 31
	2021	2020
Average diluted shares for twelve months ended	338.8	342.5

N.M. - Not Meaningful
2021 Data is Unaudited

KIMBERLY-CLARK CORPORATION
NON-GAAP RECONCILIATIONS
(Millions, except per share amounts)

	Three Months Ended December 31, 2021
	As Reported	2018 Global Restructuring Program	As Adjusted Non-GAAP
Cost of products sold	$3,529	$56	$3,473
Gross profit	1,436	(56)	1,492
Marketing, research and general expenses	911	33	878
Other (income) and expense, net	4	1	3
Operating profit	521	(90)	611
Nonoperating expense	(15)	(14)	(1)
Provision for income taxes	(93)	27	(120)
Effective tax rate	20.9%	—	21.9%
Share of net income of equity companies	10	(7)	17
Net income attributable to noncontrolling interests	(4)	2	(6)
Net income attributable to Kimberly-Clark Corporation	357	(82)	439
Diluted earnings per share(a)	1.06	(0.24)	1.30

	Three Months Ended December 31, 2020
	As Reported	2018 Global Restructuring Program	Softex Indonesia Acquisition-Related Costs	Brazil Business Tax Credits	As Adjusted Non-GAAP
Cost of products sold	$3,172	$46	$—	$—	$3,126
Gross profit	1,664	(46)	—	—	1,710
Marketing, research and general expenses	996	34	23	—	939
Other (income) and expense, net	(81)	(8)	—	(77)	4
Operating profit	749	(72)	(23)	77	767
Nonoperating expense	(13)	(10)	—	—	(3)
Provision for income taxes	(166)	11	5	(26)	(156)
Effective tax rate	24.6%	—	—	—	22.2%
Net income attributable to noncontrolling interests	(7)	1	—	—	(8)
Net income attributable to Kimberly-Clark Corporation	539	(70)	(18)	51	576
Diluted earnings per share(a)	1.58	(0.21)	(0.05)	0.15	1.69
(a)     "As Adjusted Non-GAAP" may not equal "As Reported" plus "Adjustments" as a result of rounding.

Unaudited

KIMBERLY-CLARK CORPORATION
NON-GAAP RECONCILIATIONS
(Millions, except per share amounts)

	Twelve Months Ended December 31, 2021
	As Reported	2018 Global Restructuring Program	As Adjusted Non-GAAP
Cost of products sold	$13,452	$154	$13,298
Gross profit	5,988	(154)	6,142
Marketing, research and general expenses	3,399	111	3,288
Other (income) and expense, net	28	10	18
Operating profit	2,561	(275)	2,836
Nonoperating expense	(86)	(79)	(7)
Provision for income taxes	(479)	75	(554)
Effective tax rate	21.5%	—	21.5%
Share of net income of equity companies	98	(7)	105
Net income attributable to noncontrolling interests	(30)	5	(35)
Net income attributable to Kimberly-Clark Corporation	1,814	(281)	2,095
Diluted earnings per share(a)	5.35	(0.83)	6.18

	Twelve Months Ended December 31, 2020
	As Reported	2018 Global Restructuring Program	Softex Indonesia Acquisition-Related Costs	Brazil Business Tax Credits	As Adjusted Non-GAAP
Cost of products sold	$12,318	$283	$—	$—	$12,035
Gross profit	6,822	(283)	—	—	7,105
Marketing, research and general expenses	3,632	109	32	—	3,491
Other (income) and expense, net(b)	(54)	(9)	—	(77)	32
Operating profit	3,244	(383)	(32)	77	3,582
Nonoperating expense	(70)	(36)	—	—	(34)
Provision for income taxes	(676)	94	5	(26)	(749)
Effective tax rate	23.1%	—	—	—	22.7%
Share of net income of equity companies	142	(1)	—	—	143
Net income attributable to noncontrolling interests	(44)	3	—	—	(47)
Net income attributable to Kimberly-Clark Corporation	2,352	(323)	(27)	51	2,651
Diluted earnings per share(a)	6.87	(0.94)	(0.08)	0.15	7.74
(a) "As Adjusted Non-GAAP" may not equal "As Reported" plus "Adjustments" as a result of rounding.

Non-GAAP financial measures are not meant to be considered in isolation or as a substitute for the comparable GAAP measures, and they should be read only in conjunction with the company's consolidated financial statements prepared in accordance with GAAP.  There are limitations to these non-GAAP financial measures because they are not prepared in accordance with GAAP and may not be comparable to similarly titled measures of other companies due to potential differences in methods of calculation and items being excluded.  The company compensates for these limitations by using these non-GAAP financial measures as a supplement to the GAAP measures and by providing reconciliations of the non-GAAP and comparable GAAP financial measures.

Unaudited

KIMBERLY-CLARK CORPORATION
CONSOLIDATED BALANCE SHEETS
(Millions)

	December 31
	2021	2020
ASSETS
Current Assets
Cash and cash equivalents	$270	$303
Accounts receivable, net	2,207	2,235
Inventories	2,239	1,903
Other current assets	849	733
Total Current Assets	5,565	5,174
Property, Plant and Equipment, Net	8,097	8,042
Investments in Equity Companies	290	300
Goodwill	1,840	1,895
Other Intangible Assets, Net	810	832
Other Assets	1,235	1,280
TOTAL ASSETS	$17,837	$17,523

LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities
Debt payable within one year	$433	$486
Trade accounts payable	3,840	3,336
Accrued expenses and other current liabilities	2,096	2,262
Dividends payable	380	359
Total Current Liabilities	6,749	6,443
Long-Term Debt	8,141	7,878
Noncurrent Employee Benefits	809	864
Deferred Income Taxes	694	723
Other Liabilities	681	718
Redeemable Preferred Securities of Subsidiaries	26	28
Stockholders' Equity
Kimberly-Clark Corporation	514	626
Noncontrolling Interests	223	243
Total Stockholders' Equity	737	869
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$17,837	$17,523

2021 Data is Unaudited

KIMBERLY-CLARK CORPORATION
CONSOLIDATED CASH FLOW STATEMENTS
(Millions)

	Three Months Ended December 31		Twelve Months Ended December 31
	2021	2020	2021	2020
Operating Activities
Net income	$361	$546	$1,844	$2,396
Depreciation and amortization	194	190	766	796
Asset impairments	—	17	3	17
Stock-based compensation	(4)	46	26	147
Deferred income taxes	(28)	75	(70)	45
Net (gains) losses on asset dispositions	5	1	39	68
Equity companies' earnings (in excess of) less than dividends paid	50	23	25	(30)
Operating working capital	478	71	46	363
Postretirement benefits	8	(35)	47	(28)
Other	(2)	(47)	4	(45)
Cash Provided by Operations	1,062	887	2,730	3,729
Investing Activities
Capital spending	(273)	(323)	(1,007)	(1,217)
Acquisition, net of cash acquired	—	(1,083)	—	(1,083)
Proceeds from dispositions of property	12	26	43	31
Investments in time deposits	(286)	(244)	(918)	(753)
Maturities of time deposits	238	286	836	690
Other	(11)	10	(10)	27
Cash Used for Investing	(320)	(1,328)	(1,056)	(2,305)
Financing Activities
Cash dividends paid	(383)	(364)	(1,516)	(1,451)
Change in short-term debt	(951)	(64)	(97)	(561)
Debt proceeds	600	3	605	1,845
Debt repayments	—	(101)	(269)	(854)
Proceeds from exercise of stock options	13	5	65	217
Acquisitions of common stock for the treasury	(7)	(251)	(400)	(700)
Other	(27)	(23)	(84)	(63)
Cash Used for Financing	(755)	(795)	(1,696)	(1,567)
Effect of Exchange Rate Changes on Cash and Cash Equivalents	(3)	21	(11)	4
Change in Cash and Cash Equivalents	(16)	(1,215)	(33)	(139)
Cash and Cash Equivalents - Beginning of Period	286	1,518	303	442
Cash and Cash Equivalents - End of Period	$270	$303	$270	$303

Unaudited

KIMBERLY-CLARK CORPORATION
SELECTED BUSINESS SEGMENT DATA
(Millions)

	Three Months Ended December 31			Twelve Months Ended December 31
	2021	2020	Change	2021	2020	Change
NET SALES
Personal Care	$2,632	$2,349	+12%	$10,267	$9,339	+10%
Consumer Tissue	1,559	1,727	-10%	6,034	6,718	-10%
K-C Professional	758	742	+2%	3,072	3,019	+2%
Corporate & Other	16	18	N.M.	67	64	N.M.
TOTAL NET SALES	$4,965	$4,836	+3%	$19,440	$19,140	+2%

OPERATING PROFIT
Personal Care	$425	$401	+6%	$1,856	$1,933	-4%
Consumer Tissue	201	337	-40%	888	1,448	-39%
K-C Professional	72	105	-31%	404	528	-23%
Corporate & Other(a)	(173)	(175)	N.M.	(559)	(719)	N.M.
Other (income) and expense, net(a)	4	(81)	N.M.	28	(54)	N.M.
TOTAL OPERATING PROFIT	$521	$749	-30%	$2,561	$3,244	-21%
(a)     Corporate & Other and Other (income) and expense, net include income and expense not associated with the business segments, including adjustments as indicated in the Non-GAAP Reconciliations.
PERCENTAGE CHANGE IN NET SALES VERSUS PRIOR YEAR

	Three Months Ended December 31, 2021
	Total(a)	Volume	Net Price	Mix/ Other	Acquisition/Exited Businesses(b)	Currency	Organic(c)
Personal Care	12	5	4	2	1	—	11
Consumer Tissue	(10)	(7)	(1)	—	(1)	—	(9)
K-C Professional	2	(2)	4	—	—	—	2
TOTAL CONSOLIDATED	3	—	2	1	—	—	3

	Twelve Months Ended December 31, 2021
	Total(a)	Volume	Net Price	Mix/ Other	Acquisition/Exited Businesses(b)	Currency	Organic(c)
Personal Care	10	2	2	2	3	1	6
Consumer Tissue	(10)	(11)	—	(1)	—	1	(11)
K-C Professional	2	(6)	5	1	—	1	—
TOTAL CONSOLIDATED	2	(4)	2	1	1	1	(1)
(a)     Total may not equal the sum of volume, net price, mix/other, acquisition/exited businesses and currency due to rounding.
(b)    Combined impact of the acquisition of Softex Indonesia and exited businesses in conjunction with the 2018 Global Restructuring Program.
(c)     Combined impact of changes in volume, net price and mix/other.

N.M. - Not Meaningful
Unaudited

Investor Relations contact: Taryn Miller, 972-281-1318, KC.InvestorRelations@kcc.com
Media Relations contact: Terry Balluck, 972-281-1397, media.relations@kcc.com

[KMB-F]
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